UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

PARAMOUNT GOLD AND SILVER CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-336630	20-3690109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Waverly Street, Suite 100
Ottawa, ON Canada
K2P 0W5

(Address of principal executive offices) (Zip Code)

(613) 226-9881

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02.

Termination of a Material Definitive Agreement

On September 25, 2009, Paramount Gold and Silver Corp. (the “Company”) received a notice of termination from Klondex Mines Ltd. (“Klondex”) of that certain binding letter agreement (the “Letter Agreement”), dated as of July 20, 2009, between the Company and Klondex, with respect to a proposed plan of arrangement under the Business Corporations Act (British Columbia) between the two companies (the “Plan of Arrangement”).

The Company was informed that Klondex terminated the Letter Agreement due to an alleged misstatement of material facts by the Company in its National Instrument (“NI”) 43-101 Technical Report dated November 20, 2008 (the “November 2008 Technical Report”). The Company rejects these allegations, noting that the issues raised by Klondex with respect to the Company’s NI 43-101 Technical Report are minor, not material and have no adverse impact on the valuation of the Company. Further, the Company engaged the qualified persons who authored the November 2008 Technical Report to assess Klondex’s stated concerns, and an updated NI 43-101 Technical Report dated September 15, 2009 was prepared. However, the authors concluded that the Company’s mineral resource did not require restatement in response to Klondex’s allegations because the potential variances were small amounts within the margin of error in such estimates and are of little practical consequence.

The Company has filed a Statement of Claim with the Supreme Court of British Columbia naming Klondex as the defendant and alleging that Klondex acted in bad faith and in breach of the Agreement and, as a result, that the Company is entitled to the break fee of $2.85 million as set out in the Letter Agreement along with damages for breach of contract and, in addition, damages for malicious falsehood and defamation.

Item 7.01.

Regulation FD Disclosure.

On October 2, 2009, Paramount Gold and Silver Corp. issued a press release, which is furnished as Exhibit 99.1 to this Form 8-K and is attached hereto.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description
99.1	Press Release dated October 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ CHRISTOPHER CRUPI
Christopher Crupi President and Chief Executive Officer

Date:  October 2, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 2, 2009